INTERNAL RULES

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CONTENTS

ARTICLE 1 – ACCESSING THE PREMISES	4

ARTICLE 2 – LOSS AND THEFT	4

ARTICLE 3 – FIRE SAFETY AND HEALTH OF EMPLOYEES	5

ARTICLE 4 – ALCOHOL AND TOBACCO	6

ARTICLE 5 – MEALS	6

ARTICLE 6 – OCCUPATIONAL AND COMMUTING ACCIDENTS	6

ARTICLE 7 – MEDICAL EXAMINATIONS	7

ARTICLE 8 – WORKING HOURS	7

ARTICLE 9 – ABSENCES	7

ARTICLE 10 – ETHICS	8

I – GENERAL PROVISIONS	9
1.1 Professional secrecy and non-disclosure obligation	9
1.2 Prevention of money laundering and terrorism, compliance with international financial sanctions, and combating corruption	10
1.3 Conflicts of interests	11
1.4 Corporate offices and external positions	12
1.5 Relationships with clients	12
1.6 Gifts, benefits, invitations, and gratuities	12
1.7 Protecting the bank’s reputation and image	13
1.8 Market integrity	14
1.9 Recording phone conversations	15

II - EMPLOYEES’ PERSONAL TRANSACTIONS	15
2.1 Provisions applicable to all employees	15
2.2 Specific provisions applicable to certain categories of employees	16
2.2.1 – “Hypersensitive” status	17
2.2.1.1 – Categories of hypersensitive employees	17
2.2.1.2 – Provisions applicable to hypersensitive employees	18
2.2.2 – “Restricted” status	20
2.3 Statement	22

III – CONTROLS	22

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ARTICLE 11 – USE OF COMPANY PREMISES		22

ARTICLE 12 – USE OF COMPUTER AND TECHNOLOGICAL HARDWARE AND RESOURCES		23

12.1 General rules		23

12.2 Use of computer and technological resources		23
12.2.1 Scope of application		24
12.2.2 Terms and conditions of availability		24
12.2.3 Rules concerning use of the information system		24
a)	General rules	24
b)	Rules concerning use of email	26
c)	Rules concerning use of the Internet	27
d)	Rules concerning private use of the information system	27
e)	Access to electronic data in the event of the absence or departure of a user	28
f)	Confidentiality and security measures	29
g)	Controls	30
h)	Users’ liability	31
12.2.4 Storing emails		31

ARTICLE 13 – PROHIBITION ON SEXUAL HARASSMENT, MORAL HARASSMENT, AND DISCRIMINATION		32

13.1 – Sexual harassment		32

13.2 – Moral harassment		32

13.3 – Discrimination		33

ARTICLE 14 – DISCIPLINARY SANCTIONS AND DISCIPLINARY GUARANTEES		33

14.1 – Disciplinary sanctions		33

14.2 – Disciplinary guarantees		34

ARTICLE 15 – APPLICABILITY TO EMPLOYEE REPRESENTATIVES		34

ARTICLE 16 – FINAL PROVISIONS		34

GLOSSARY		36

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In accordance with Articles L.1321-1 and L.1321-2 of the French Labor Code, this document lays down:

●	The health and safety rules applicable within the company;

●	The general and permanent rules applicable within the company;

●	Disciplinary procedures and sanctions as well as provisions concerning employees’ right of defense; and

●	Provisions concerning moral and sexual harassment.

Management is responsible for overseeing the application of these rules and for granting any justified exceptions.

These rules apply to all HSBC Global Asset Management (France) employees and premises.

The health and safety rules as well as the general and permanent rules concerning discipline within the company also apply to trainees, apprentices, agency staff, and employees of external companies.

Article 10 – Ethics

Employees must act at all times in an honest, fair, and professional manner with regard to the company.

The fundamental principles that should guide employees in the performance of their work and in their personal conduct are as follows:

-	Employees must strictly comply with the terms and spirit of applicable legal, regulatory, professional, and ethical obligations as well as HSBC’s internal rules and procedures;
-	Employees must respect the company’s interests, image, and reputation; and
-	Employees must respect market integrity.

When fulfilling their contractual obligations, and in view of the applicable provisions of the law and agreements, employees are required to:

-	Abide by instructions given to them by senior staff members with the authority to manage, monitor, and check tasks performed; and
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Act courteously and appropriately (in terms of language, attitudes, and clothing) with regard to clients, in dealings with superiors, in relations between employees, and with third parties with whom they are in contact).

Any employee who has queries as to whether a transaction complies with these principles and with the rules of ethics set out below should inform their line manager, the HR Manager, or the Compliance Officer as soon as possible.

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Any query or question concerning the application or interpretation of the rules of ethics and any request to depart from such rules should be addressed to the Compliance Officer.

I – GENERAL PROVISIONS

1.1 Professional secrecy and non-disclosure obligation

Employees are required to fulfill a duty of professional secrecy in accordance with French law (Articles L 511-33 and L 571-4 of the French Monetary and Financial Code, Article 226-13 of the French Penal Code, and Act No 68-678 of July 26, 1968). Employees who violate their duty of professional secrecy will be imprisoned and fined in accordance with the French Penal Code.

The duty of professional secrecy involves obligations that must be fulfilled with regard to clients and HSBC Global Asset Management (France). Employees must not disclose information concerning a client or their transactions, commercial or financial information, or information concerning other employees of the company to third parties or other staff members unless required to do so by law and in the ordinary course of their work, or if the structure of the HSBC Group is such that information is to be shared in the context of duly approved processes.

Employees are bound by a duty of discretion with regard to persons who do not need to be aware of confidential information for the purposes of their work, including within the establishment.

Employees must take appropriate steps not to disclose information and documents to unauthorized persons, including other employees or persons outside HSBC Global Asset Management (France). Accordingly, employees are required to label documents used in a professional context according to the classification applicable within the company, so that recipients are immediately aware of the sensitive nature of the information contained in these documents.

Confidential documents belonging to the company, regardless of the medium on which they are stored (paper or computer) must not be stored at an employee’s home. In particular, employees are prohibited from forwarding confidential electronic documents to their personal email system, personal computer, or portable devices for whatever reason unless authorized to do so by their line manager and the Head of Security Risks and Fraud.

Employees are prohibited from circulating in restricted areas other than for the purposes of their work without prior authorization from their line manager and/or the Compliance Officer and/or the Head of Security Risks and Fraud.

Employees are prohibited from disclosing personal information about a company employee outside the company unless authorized to do so by applicable law or regulations.

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Employees must not use any confidential information held by the company and/or its clients for direct or indirect personal purposes, particularly if the use of such information is likely to lead to a violation of a rule or an obligation imposed on employees in the context of their work.

Employees are also reminded of the fact that they will continue to be bound by a duty of professional secrecy and a non-disclosure obligation after their employment agreement has ended.

1.2 Prevention of money laundering, combating the financing of terrorism, compliance with international financial sanctions, and combating corruption

Money laundering is the act of facilitating the concealment, by any means, of the source of the assets or revenue of the perpetrator of a crime or an offense that procured the perpetrator a direct or an indirect gain.

Providing assistance in relation to the investment, concealment, or misuse of the direct or indirect proceeds of a crime or an offense also constitutes money laundering.

International financial sanctions are measures aimed at restricting commercial, economic, or financial activities with certain countries or with private individuals or legal entities.

Perpetrators of money laundering are subject to imprisonment and a fine in accordance with the French Penal Code.

Employees must apply the procedures put in place in order to fulfill the requirements as to vigilance and the provision of information provided for by law and regulations.

The vigilance obligation imposed by HSBC Global Asset Management (France) as regards the fight against the financing of terrorism, money laundering, compliance with international financial sanctions, and corruption requires employees to have in-depth knowledge of clients in order to be able to assess the economic and financial reasons for transactions processed by them.

If an employee has suspicions about a transaction or piece of information, they should immediately inform their line manager and the Compliance Officer. They should be particularly vigilant with regard to transactions initiated by clients or intermediaries that they believe to be unusual, particularly in terms of their amount, frequency, nature, geographic origin and destination, the legal and financial arrangements involved, the economic reasons for the transaction, whether it is consistent with the purpose of a company, and/or whether it complies with the international sanctions in force.

Employees are prohibited from disclosing information or queries concerning a suspected act of money laundering to the client involved and to any unauthorized person, and will be subject to criminal sanctions should they violate this rule.

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Employees must not take part in any form of corruption. Accordingly, employees are prohibited from offering, promising, or granting in the name of the bank a financial or other form of benefit, directly or indirectly, particularly to representatives of a government or public organization, political candidates or representatives, or employees and officers in the private sector that might lead these persons to influence a decision or measure or help the HSBC Group to secure or retain a contract.

An employee who reports, in good faith, facts that might constitute money laundering, the financing of terrorism, a violation of international financial sanctions, or corruption of which they become aware in the performance of their work will not be subject to a disciplinary sanction unless they are the perpetrator or an accomplice.

1.3 Conflicts of interests

Employees must not place themselves in a situation involving a conflict of interests.

The concept of “conflict of interests” is clarified in the glossary. A conflict of interests could arise in relations between an employee and the Company, between an employee and a client, or in the Company’s business relations.

Employees should therefore promptly any situation likely to give rise to a conflict of interests to their line manager, the business line HR Department and the Compliance Officer, and follow the instructions given to them in order to manage the situation.

Employees are also prohibited from the following:

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Engaging without prior authorization in any transaction that might constitute a conflict of interests, incur the Company’s liability, or harm the Company’s interests or reputation in order to gain a direct or an indirect personal benefit for themselves or for a third party;

-	Maintaining a business relationship with a close person within HSBC Global Asset Management (France) and authorizing any financial transaction concerning them or a close person; and
-	Using their influence as a result of their position within the HSBC Group or the information, resources, or services made available to them to procure a direct or an indirect personal benefit.

In addition, employees should never accept a position outside the HSBC France group for their own personal benefit under conditions that might lead third parties to believe that, by appointing an employee as a director or entrusting them to provide advice or to perform any other duty will enable them to obtain a privileged position in their business relationship with HSBC Global Asset Management (France).

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Additional provisions intended to prevent conflicts of interests apply with respect to gifts and benefits (subsection 1.6), external positions (subsection 1.4), and personal transactions (section II).

1.4 Corporate offices and external positions

An employee who holds a directorship in another company or any role by virtue of which they are required to make decisions on behalf of another company must obtain prior permission from their line manager.

The foregoing does not apply to positions held in not-for-profit organizations such as local associations, sports clubs, and charitable associations.

Employees must ensure that their duties as director do not prevent them from carrying out their work for the company.

An internal procedure defines the practical terms and conditions concerning the declaration and prior authorization of external positions and corporate offices.

1.5 Relationships with clients

Employees must act in an honest, fair, and professional manner in the best interest of clients and in accordance with applicable law, regulations, and internal procedures.

Employees must obtain as much information as possible about clients and carry out an adequate assessment of clients’ skills, experience, and financial knowledge with regard to the type of transactions or services involved.

Employees must notably:

-	Accurately identify the clients with whom they do business;
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Provide clients with clear and exhaustive information on the type of products and services proposed and the associated risks, and ensure that products and services are suited to the requirements and category of client involved; and

-	Not incur the Company’s liability in areas in which they are not skilled or that are beyond their remit.

Employees must not give clients any guarantee that they will generate a gain or be protected against potential losses other than in relation to the designated products and procedures.

Employees responsible for clients must develop the clientele entrusted to them in the interests of HSBC Global Asset Management (France), on the understanding that they will not be granted any personal rights in respect of such clientele in the performance of their work.

1.6 Gifts, benefits, invitations, and gratuities

Employees must refrain from soliciting or accepting from clients, intermediaries, suppliers, prospects, or competitors with whom HSBC Global Asset Management (France) has (or is likely to have) a business relationship any form of gift, benefit, invitation, or fee, whether directly or indirectly, which might affect their impartiality or independent decision-making powers. On the contrary, employees are also prohibited from offering benefits, fees, gifts, or invitations to the foregoing with the same intention.

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To clarify the scope of the foregoing, the obligation applies to the following in particular:

-	Money;
-	Any form of services offered free of charge or on unusual pricing terms;
-	Private trips (travel (particularly plane) tickets, hotels, apartments, or other holiday facilities);
-	Payment of the expenses of a spouse, children, or any other family member; and
-	The supply of goods or services including unusual reductions.

In any event, employees must not accept any gift or benefit offered in the scope of their work with an estimated value higher than the amount stipulated in the relevant internal procedure.

This procedure also defines the terms and conditions according to which gifts, benefits, and invitations received or offered in the context of a business relationship must be declared, authorized, or refused.

The rules concerning gifts, benefits, and invitations are subject to compliance controls.

In case of doubt or if a commercial problem arises due to a refusal to accept a gift or an invitation, the relevant employee may contact their Compliance Officer, who will determine the boundary between accepting normal politeness in the conduct or business and the receipt of undue benefits that are detrimental to the normal operation of HSBC Global Asset Management (France).

Employees must never take advantage of their relationship of trust with a client with whom they have no family ties to solicit a legacy, a gift, or the benefit of a life or death insurance policy. An employee who is named as the beneficiary of a life or death insurance policy or who receives a legacy or gift from a client with whom they have or have had a business relationship outside their family circle must declare the foregoing immediately to their line manager and the Compliance Officer for their business line so that checks can be made to determine whether the acceptance of the legacy, gift, or insurance policy might lead to the violation of an ethical stipulation.

1.7 Protecting the Company’s reputation and image

Employees must protect the Group’s reputation by adopting at all times the highest standards of conduct and by refraining from taking any action that might harm the reputation and image of the Company and the HSBC Group.

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Employees must obtain prior authorization from their line manager, who will contact the Communications Department if necessary, before making any speech, comment, or publication or taking part in any seminar relating to their work or due to their work within the HSBC Group.

Employees are prohibited from using the name of HSBC and the Company’s business contacts (internal and external) for their own personal benefit or in the context of an outside position held privately.

1.8 Market integrity

a)	Employees must comply with the laws, regulations, and internal procedures intended to ensure market integrity and prevent the undue and unlawful use or circulation of privileged information that might lead to an offense, insider trading, or the manipulation of prices.

The concept of “privileged information” is clarified in the glossary.

Lists of prohibited securities and securities under surveillance have been prepared particularly so as to prohibit, restrict, or suspend transactions in financial instruments that might be carried out directly or indirectly by employees, for their own benefit or for the benefit of a fund if there is a risk of their being in possession of privileged information.

In any event, employees must refrain from using the privileged information they hold in the context of their work fortuitously or outside the context of their work, by carrying out or attempting to carry out, directly or indirectly, for their own benefit or for the benefit of the Company or a third party (particularly clients, persons with whom they have family ties or close links), transactions in financial instruments to which the information relates or related financial instruments.

Employees must also refrain from the following:

-	Providing privileged information to other people outside the normal scope of their work or for any purpose other than that for which the information was provided to them;
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Recommending that another person purchase or sell or having another person purchase or sell, on the basis of privileged information, the financial instruments to which the information relates or related financial instruments;

-	Carrying out transactions or issuing orders that give or are likely to give false or misleading information concerning offer, demand, or the price of financial instruments;
-	Unlawfully using information concerning managers’ orders pending;
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Deliberately providing or circulating information that gives or is likely to give false, inaccurate, or misleading information on financial instruments (including by spreading rumors) whereas they knew or should have known that the information was inaccurate or misleading.

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Employees who, in the context of their work, receive privileged information from authorized contact with issuers or in the context of financial projects and transactions in progress within the HSBC Group, are included on a list of insiders and informed of the obligations linked to the holding of such information.

It should be stressed that a violation of the above obligations or, generally, of the regulations on market integrity, involve a risk of administrative and judicial sanctions both for legal entities and private individuals, particularly employees of HSBC Global Asset Management (France).

b)	Employees must remain vigilant with respect to transactions carried out on behalf of clients or funds. If, following a critical analysis, an employee suspects that a transaction constitutes market abuse, they must immediately inform their line manager and their local Compliance Officer. Employees are prohibited from disclosing the information or queries at issue to the person concerned, related persons, and unauthorized persons, and may be subject to criminal sanctions if they violate this rule.

1.9 Recording phone conversations

In certain departments, telephone conversations are listened to and/or recorded to verify the validity of transactions, ensure that they are consistent with the instructions given by the client, and ensure that they comply with applicable regulations and internal procedures.

Employees whose phone conversations are listened to and/or recorded are prohibited from:

-	Agreeing to place orders on behalf of funds on devices not recorded; and
-	Using business or personal cell phones and equivalent devices such as Blackberries to receive or transmit instructions or process business transactions.

II – EMPLOYEES’ PERSONAL TRANSACTIONS

2.1 Provisions applicable to all employees

The concept of “personal transaction” and the relevant scope are defined in the glossary.

Employees who carry out transactions on financial instruments markets must always follow the general legal procedures applicable to private clients.

Employees must not transmit orders directly on the market under any circumstances.

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Transactions carried out by employees must not adversely affect the normal performance of their tasks or affect the performance of their duties or obligations to the Company.

Employees who carry out transactions in financial instruments are bound by the provisions of subsection 1.8 on market integrity. Accordingly, they are prohibited from carrying out personal transactions based on privileged information concerning an issuer, an issuer’s projects or transactions, or a fund.

In the context of their personal transactions, employees must refrain from the following:

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Using, for their own benefit or for the benefit of persons close to them, information held by them in the context of their work, particularly if the information is likely to constitute privileged information or to lead to a violation of a rule or an obligation imposed on employees in the context of their work;

-	Carrying out transactions that might lead to a conflict of interests with clients or the management company;
-	Initiating transactions for which they have insufficient financial resources;
-	Initiating transactions that might affect their reputation or the reputation and interests of the HSBC Group;
-	Carrying out for the benefit of close persons or having the latter carry out transactions which they are not authorized to carry out for their own account; and
-	Carrying out a transaction with a client who agrees to act as counterparty.

In addition to complying with the rules applicable within HSBC Global Asset Management (France), employees who hold a corporate office or an external position on behalf of the HSBC Group must comply with the governance and ethical rules applicable to personal transactions of the company in which they hold such office or position. Of the rules applicable within HSBC and those applicable in the company in which an employee holds an office, the employee will be bound by the most restrictive rules.

Employees are not authorized to trade in derivatives concerning financial instruments of the HSBC Group other than for hedging purposes and in accordance with the prohibitions applicable to deferred compensation mechanisms.

2.2 Specific provisions applicable to certain categories of employees

Employees who are likely to have access to privileged or confidential information relating to listed financial instruments or who are likely to be involved in a conflict of interest with a listed company are deemed “Persons Concerned” (see glossary) and are bound by specific provisions applicable to personal transactions.

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Two ethical statuses have been defined and take into account employee exposure to the risks inherent in having access to privileged or confidential information and conflicts of interest with listed companies.

1.	Employees who, on a regular basis, (i) are likely to have access to privileged or confidential information concerning listed financial instruments or (ii) are likely to be involved in a conflict of interest with a listed company are deemed hypersensitive (subsection 2.2.2).

2.	Employees who have access to information concerning company affairs or the future development and/or strategy of the HSBC Group likely to affect the price of HSBC Group shares are deemed “Restricted” persons, i.e., persons subject to restrictions on trading in HSBC Group shares (subsection 2.2.3).

The employees referred to above are bound by specific ethical obligations and must strictly comply with applicable regulations, the Federal Securities Laws, the provisions of subsection 1.8 on market integrity, as well as the general and specific procedures applicable to their ethical status(es). They are notably prohibited from the following:

1.	Carrying out a personal transaction that fulfills at least one of the following three criteria:

	-	A transaction that might be identified as market abuse;
	-	A transaction that involves the unlawful use or inappropriate communication of privileged or confidential information; and/or
	-	A transaction aimed at benefiting from a conflict of interests.

2.	Advising or assisting a person outside the normal scope of their work to carry out a transaction in financial instruments that they would be prohibited from carrying out should it be a personal transaction carried out by the “person concerned”.

3.	Communicating to any other person, outside the ordinary scope of their work, information or an opinion which the person concerned knows, or should reasonably know, will no doubt lead the other person to:

	-	Carry out a transaction in financial instruments that would be governed, if it were a personal transaction carried out by the person concerned, by the restrictions applicable to that person; or
	-	Advise or assist any person in carrying out the transaction.

The employees concerned will be informed of the ethical statuses applicable to them by the Compliance Department.

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2.2.1 – “Hypersensitive” status

2.2.1.1 – Categories of hypersensitive employees

The following employees are classified hypersensitive:

-	Members of the Management Committee;
-	Assistants of members of the Management Committee;
-	Portfolio managers and their assistants;
-	Persons involved in managing cash and seed money;
-	Financial analysts, including strategists and product specialists;
-	Employees who, in the context of their work for the company, are in contact with an issuer and manage the business relationship;
-	Market players who regularly receive, transmit, and execute orders on markets on behalf of clients, UCITS;
-	Middle office managers;
-	The Compliance Officer and any person regularly involved in level 2 permanent controls, the control of market risks, and periodic controls;
-	IT personnel who have access to production environments;
-	Personnel who hold a management position or corporate office in UCITS, either themselves or as representatives;
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Any person involved in activities likely to lead to a conflict of interests or who has access to privileged or other confidential information concerning clients or transactions concluded with or on behalf of clients identified by their line manager; and

-	The line managers of the persons listed above.

2.2.1.2 - Provisions applicable to hypersensitive employees

a) Prior authorization procedure

Before trading on a market and thus transmitting an order concerning a financial instrument for their own benefit or for the benefit of close persons, i.e., persons with whom they have family ties, close links, or a major interest in the result of the transaction, employees must obtain authorization to trade from their local Compliance Officer or any other designated Compliance Department employee.

In order to identify conflicts of interests or the possession of privileged information that might not be detected by the Compliance Department, certain activities, as determined by said Department, require the approval of each request for authorization to carry out a personal transaction by the line manager prior to submission to the Compliance Department.

Authorization will be valid for the trading day after it is given. The relevant employee must ensure that the order is executed during the term of validity of the authorization or seek further authorization until the order has been executed.

The following transactions are subject to prior authorization:

-	Transactions carried out by employees for their own benefit;
-	Transactions carried out by employees for the benefit of a close person, as defined in the glossary.
-	Initial Public Offering (IPO):
Employees must not purchase securities in the context of an initial public offering (IPO) unless they have obtained prior authorization to do so from the Compliance Officer.
-	Private investments

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Employees must not purchase or sell securities that are not exchanged on a regulated market unless they are able to provide detailed information on the relevant transaction (including a statement certifying that the investment/disinvestment decision was not made on the basis of privileged information obtained in the context of a client relationship) and on condition that the transaction has been authorized by the Compliance Officer.

Prior authorization is not required particularly in the cases stipulated in subsection (d) below.

Prior authorization requests and the related responses are kept in order to control the transactions carried out by employees.

b) Securities holding period

Following the acquisition of a financial instrument that requires prior authorization, employees must retain the securities acquired for 30 days before selling them. Following various acquisitions made on different dates, the 30-day period is determined according to the “first in first out” rule. Employees are prohibited from circumventing this rule by trading on derivatives markets.

c) Prohibited transactions

Certain employees who are in permanent or regular contact with issuers or transactions carried out by one or more issuers are likely to be involved in a conflict of interests or to be in possession of confidential information. These employees must not carry out personal transactions for their own benefit or for the benefit of persons close to them involving the financial instruments of issuers with whom they are in permanent or regular contact.

The foregoing applies particularly to:

-	Any person in regular contact with an issuer or who is involved in the transactions of one or more issuers, identified by their line manager;
-	Employees who, in the context of their work within the company, are in contact with an issuer and manage the relevant business relationship; and
-	The line managers of the persons concerned.

Other prohibited transactions are determined by the Compliance Department, which shall inform hypersensitive employees accordingly.

In exceptional circumstances, requests to depart from the above rules may be made to the Compliance Officer.

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d) Exceptions

Certain categories of transactions are not subject to prior authorization and/or do not need to be notified, namely the following:

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Personal transactions executed in the context of a discretionary management service without prior instructions concerning the transaction between the portfolio manager and the person concerned or another person on whose behalf the transaction is executed. The employee concerned must, at the request of the Compliance Department, prove that the mandate specifically excludes the possibility to transmit instructions concerning financial instruments;

-	Personal transactions in external UCITS and internal money market UCITS; and
-	Other transactions that do not require prior authorization and/or that do not need to be notified after the fact are determined by the Compliance Department, which shall inform employees accordingly.

e) Notification of transactions

The Compliance Department must be promptly informed of transactions in financial instruments carried out by or on behalf of the employees concerned in accordance with practical terms and conditions defined in the relevant internal procedures. The notification obligation does not apply to the cases referred to in subsection (d).

Employees must give notice of the following transactions:

-	Transactions carried out by employees for their own account;
-	Transactions carried out by employees for a close person, as defined in the glossary; and
-	Transactions carried out by any person on behalf of an employee.

2.2.2 – “Restricted” status

The Code of Transactions involving HSBC Group securities provided to the employees concerned stipulates the restrictive measures applicable to personal transactions involving HSBC Group securities.

Categories of employees concerned

The following are classified as Restricted employees:

-	Members of Senior Management and the Executive Committee of HSBC France;
-	The Secretary of the Board of Directors;
-	Their assistants;
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The deputies and direct employees of the persons named in points 1 and 2 above who have access to information on the affairs, future development and/or strategy of the HSBC Group that might influence the price of HSBC Group shares;

-	Salaried directors and the Secretary of the Central Workers’ Committee;
-	Any employee identified by their line manager or the Compliance Department who meets the definition of a Restricted employee; and
-	The line managers of the persons mentioned in the previous paragraph.

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Transactions or operations concerned

The following operations or transactions are concerned:

-	The purchase, sale, and transfer of any Group security;
-	The exercise of any option with a view to purchasing, selling, or transferring any Group security;
-	The use of Group securities as security or guarantees;
-	The sale of interests in the “H” shareholder fund invested in HSBC shares; and
-	Transactions to hedge HSBC Group securities.

A full list of the transactions and operations concerned is available in the Code of Transactions involving HSBC Group securities.

Prohibition periods

Transactions in Group securities are prohibited in the following situations:

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During a prohibition period, i.e., a closing period (known as a “red period”) prior to the announcement of results and during any period in which privileged information concerning HSBC Group securities exists;

-	For short term considerations. An investment that matures within less than a year is deemed a short term investment; and
-	When employees are in possession of privileged information concerning HSBC Group securities.

The concept of “privileged information” is clarified in the glossary and the obligations that arise from the holding of privileged information are defined in section I, subsection 1.8 concerning market integrity.

Relevant employees will be informed of the applicable prohibition periods. Exceptions to these rules may only be granted by the Group Company Secretary.

Prior authorization procedure

Outside prohibition periods, employees must, prior to trading in HSBC Group securities, obtain authorization from the Group Company Secretary in accordance with the procedure defined in the Code of Transactions involving HSBC Group securities.

The transaction must be carried out as soon as possible and in any case within two business days from receipt of authorization.

Notification of transactions

Notice that a transaction has been executed must be promptly given to the Group Company Secretary.

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2.3 Statement

At the request of the Compliance Officer, employees must confirm that the supporting documents are strictly compliant at the request of the Compliance Department.

Employees must notify the Compliance Officer immediately of any violation of ethical provisions.

2.3.1 Quarterly statement

Within 30 days of the end of each calendar quarter, hypersensitive employees must declare that they duly complied during the previous quarter with the specific ethical provisions applicable to personal transactions and produce a summary of their transactions during the relevant quarter. Employees must send their local Compliance Officer a statement, the format of which is defined in an internal procedure.

Hypersensitive employees must provide their local Compliance Officer with a detailed statement of their positions in relation to securities accounts provided by their bank(s) or intermediary(ies). This statement must be provided within 10 days of the date the employee is notified of their hypersensitive status and then annually, within 45 days of the end of the calendar year.

2.3.2 Annual statement

Hypersensitive employees must provide their local Compliance Officer with a detailed statement of their positions in relation to securities accounts provided by their bank(s) or intermediary(ies). This statement must be provided within 10 days of the date the employee is notified of their hypersensitive status and then annually, within 45 days of the end of the calendar year.

III – CONTROLS

Monitoring of transactions carried out by employees, the collection of information and the control by the employer of compliance with the obligations imposed on employees, particularly in accordance with Article 12 et seq. of the rules, are carried out by the Compliance Department and/or the Security Risks and Fraud Department, whose employees are bound by a duty of professional secrecy and confidentiality.

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GLOSSARY

An explanation of the main terms used in these Internal Rules is provided by way of an illustration and does not cover all possible definitions and situations1.

Network and systems administrator

Network administrators ensure that networks and systems operate normally and that they are secure. Accordingly, they have access to all the information necessary to carry out their work, as defined in their job description, including information stored on hard drives.

They are bound by a duty of confidentiality and, other than when exchanging information they require to carry out their work, must not disclose any company information or information concerning the company’s employees.

They must not disclose information covered by a duty to keep correspondence confidential, unless required to do so by a French judicial or administrative authority or in the event of a specific risk or event that might jeopardize the technical operation of applications, their security, or the company’s interests.

Conflict of interests

A conflict of interests is a situation in which:

-	The interests of the Company and/or those of its employees and/or those of its clients compete with each other;
-	The independence of the Company and/or of its employees might be disputed; or
-	The loyalty, impartiality, or professionalism of employees might be affected.

Electronic data

All documents and correspondence sent, received, transmitted, or stored by the company’s information system.

Privileged information

Privileged information is specific information that has not been made public, that directly or indirectly concerns one or more issuers of financial instruments or one or more financial instruments and that, if made public, might considerably affect the price of the relevant financial instruments or the price of related financial instruments.

Information is deemed specific if it mentions a set of circumstances or an event that has occurred or that is likely to occur and it is possible to draw a conclusion as to the potential effect of the circumstances or event on the price of the relevant financial instruments or related financial instruments.

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1 Translator’s note: In the French original, the list of defined terms is set out in alphabetical order. For ease of reference, the same order is used here.

RESTRICTED/CONFIDENTIAL

Information that, if made public, might considerably affect the price of the relevant financial instruments or the price of related derivatives is information that a reasonable investor might use as a basis on which to make his investment decisions.

Private information concerning the following in particular is deemed privileged information:

-	The increase in profitability and results of a company;
-	Knowledge of a proposed acquisition, merger, or public offering;
-	A significant decline in a company’s financial situation;
-	A significant change in management;
-	An innovation or the launch of a major new product or service;
-	The reclassification of a block of securities that might influence the market; and
-	A major contract.

For those responsible for executing orders concerning financial instruments, any information provided by a client relating to the latter’s pending orders, that is specific, that relates directly or indirectly to one or more issuers of financial instruments or to one or more financial instruments and might, should it be made public, significantly affect the price of the relevant financial instruments or the price of related financial instruments is also deemed privileged information.

Financial instrument

I. - Financial instruments include the following:

1)	Shares and other securities that grant access, either directly or indirectly, to capital or voting rights and that may be transferred through registration in an account or by way of a traditional method;

2)	Debt securities that each represent a receivable over the legal entity or private debt fund that issues them, which may be transferred through registration in an account or by way of a traditional method, excluding bills and bonds;

3)	Units or shares in collective investment bodies;

4)	Futures; and

5)	All financial instruments equivalent to those mentioned in the previous paragraphs, issued on the basis of foreign law.

RESTRICTED/CONFIDENTIAL

II. – Futures are:

1)	Options contracts, fixed term contracts, exchange contracts, futures agreements, and all other futures contracts relating to financial instruments, currencies, interest rates, returns, financial indexes, or financial measures that might be settled by way of a physical delivery or in cash;

2)	Options contracts, fixed term contracts, exchange contracts, futures agreements, and all other futures contracts relating to goods that must be settled in cash or may be settled in cash at the request of one of the parties other than in the event of default or another incident that results in termination;

3)	Options contracts, fixed term contracts, exchange contracts, and all other futures contracts relating to goods that may be settled by way of a physical delivery, provided they are traded on a regulated market or a multilateral trading system;

4)	Options contracts, fixed term contracts, exchange contracts, and all other futures contracts relating to goods that may be settled by way of a physical delivery, that are not mentioned in point 3, and that are not intended for commercial purposes, which have the characteristics of other futures, taking account particularly of the fact that they are cleared and settled by a reputed clearing house, or are the subject of periodic margin calls;

5)	Futures contracts used to transfer credit risk;

6)	Financial contracts subject to payment of a differential;

7)	Options contracts, fixed term contracts, exchange contracts, futures agreements, and all other futures contracts relating to climate variables, carriage costs, issuance authorizations, rates of inflation, or other official economic statistics that must be settled in cash or may be settled in cash at the request of one of the parties other than in the event of default or another incident that leads to termination;

8)	Any other futures contract concerning assets, rights, bonds, obligations, indexes, and measures not mentioned in points 1 to 7 above, which have the characteristics of other futures taking account particularly of the fact that they are traded on a regulated market or on a multilateral trading system, are cleared and settled by a reputed clearing house, or are the subject of periodic margin calls.

Financial benefit that a person concerned might derive from the economic result of a transaction carried out for the benefit of a third party.

Major interest in the result of a transaction

Close links

A situation in which private individuals or legal entities are linked:

1)	By an interest, namely the holding, either directly or via a relationship of control, of 20% or more of a company’s voting rights or capital;

2)	By a relationship of control, namely the relationship between a parent company and a subsidiary, in all of the cases mentioned in Article L. 233-3 of the French Commercial Code, or a similar relationship between any private individual or legal entity and a company, on the understanding that any subsidiary of a subsidiary shall also be deemed a subsidiary of the relevant parent company.

A situation in which at least two private individuals or legal entities are permanently linked to one and the same person by a relationship of control is also deemed a situation in which said persons are closely linked.

RESTRICTED/CONFIDENTIAL

Family ties

The following persons are deemed to have family ties with an employee:

-	An employee’s spouse or any other person deemed to be the equivalent of a spouse;
-	The children over whom an employee has parental authority, who usually live with the employee, or over whom the employee has effective and permanent control; and
-	Any other relation of an employee who has lived at the employee’s address for at least one year on the date of the relevant transaction.

Manipulation of prices

The following constitute price manipulation:

1° Engaging in transactions or issuing orders:

a) That give or are likely to give false or misleading indication about offer, demand, or the price of financial instruments; or

b) That fix, by the actions of one or more persons acting in concert, the price of one or more financial instruments at an unusual or artificial level, unless the person that carried out the transactions or issued the orders proves that the transactions or orders are legitimate and that they are consistent with market practice accepted on the relevant regulated market or multilateral trading system; and

2° Carrying out transactions or issuing orders using processes that give a fictitious image of the state of the market or any other form of deception or trickery.

Person concerned

Employees likely to have access to privileged or confidential information relating to listed financial instruments or who might be involved in a conflict of interests with a listed company.

Close person

A person with whom an employee has family ties, close links, or a significant interest in the results of the transaction.

Reputational risk

The risk that could arise from any violation of the law, regulations, rules and standards of integrity, compliance, customer service, or professional efficiency like to adversely affect the bank’s image.

Company information system

All the computer, interfacing, and office elements and hardware (including servers, operating systems, peripheral devices, network cables, fax machines, photocopiers, phones, Blackberries and other equivalent devices, software, etc.) that can be used to set up, create, process, exchange, circulate, broadcast, duplicate, reproduce, and store data, documents, databases, Intranet and extranet sites, images, sound, text, and exchanges of information between users and to third parties, regardless of the purpose of such information exchanges.

RESTRICTED/CONFIDENTIAL

Personal transaction

A personal transaction is a transaction in financial instruments carried out by or on behalf of the employees concerned where at least one of the following conditions is fulfilled:

-	The employee is acting outside the scope of their duties; or
-	The transaction is carried out:

by the employee for their own benefit;
by the employee for the benefit of a person who has family ties or close links with the employee concerned;
by another person for the benefit of the employee;
by the employee for the benefit of a person whose links with the employee concerned are such that the employee has a major direct or indirect interest in the result of the transaction (other than the payment of fees or charges to carry out the transaction).

User

Any person authorized to access, use, or process resources from the information system of HSBC Global Asset Management France.

RESTRICTED/CONFIDENTIAL